Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION TO BE ACQUIRED BY LINDSAY CORPORATION

Olathe, Kansas (November 4, 2014) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, announced today that it has entered into a definitive agreement to be acquired by Lindsay Corporation (NYSE: LNN), headquartered in Omaha, Nebraska.  A leading provider of mechanized irrigation equipment, water management systems, and infrastructure products for the highway safety and railroad markets, Lindsay operates manufacturing facilities in six countries and employs over 1,200 people worldwide.  Lindsay Corporation reported annual revenue of $618 million in its latest fiscal year ended August 31, 2014.

Under the terms of the agreement, Lindsay will acquire Elecsys for $17.50 per share in cash, for a total purchase price of approximately $70.5 million.  The agreement has been unanimously approved by both the Elecsys and Lindsay boards of directors.  Upon closing of the transaction, Elecsys will become a wholly owned subsidiary of Lindsay Corporation.  The parties are targeting a January 2015 closing, subject to customary conditions, including receipt of Elecsys shareholder approval.  In conjunction with the signing of this definitive agreement, Elecsys has suspended the stock repurchase program it announced in December 2012.

"We believe this transaction marks the beginning of an exciting new chapter for Elecsys, our employees, our customers, and the industries we serve, while providing immediate value to our stockholders at a premium to our share price," said Karl Gemperli, President and Chief Executive Officer of Elecsys.  "The opportunity to be acquired by Lindsay presents a unique strategic opportunity to combine our industry leading M2M technology with Lindsay’s expansive global footprint and market presence to expand our solutions into additional industries and markets around the world."

“Lindsay is excited to announce the acquisition of Elecsys,” commented Rick Parod, Lindsay’s President and Chief Executive Officer.  “This represents a key strategic addition to Lindsay Corporation’s extensive competencies and is important to our long term strategy of leading the market in advanced technologies for managing water use efficiency.  The Elecsys team has done an excellent job of developing proprietary M2M solutions that are field proven with a strong customer base in water, energy production, agriculture, and transportation.”

About Elecsys Corporation

Elecsys Corporation provides innovative machine-to-machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, water management, transportation, and safety systems.  Elecsys products and services encompass remote monitoring, industrial data communication, mobile data acquisition, and wireless communication technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary M2M technology and products for multiple markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom solutions for multiple original equipment manufacturers in a variety of industries.  For more information, visit www.elecsyscorp.com.

About Lindsay Corporation

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  At October 10, 2014 Lindsay had approximately 12.2 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Safe-Harbor Statement

The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Such forward-looking comments include, but are not limited to, comments about future financial and operating expectations and other statements that are not historical.  Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2014. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the proposed merger between Elecsys and a subsidiary of Lindsay Corporation. In connection with the proposed merger, Elecsys will file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). The information contained in the preliminary filing will not be complete and may be changed. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to the shareholders of Elecsys seeking their approval of the proposed merger. Elecsys’ shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061, Attention: Investor Relations. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

Elecsys and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding Elecsys’ directors and executive officers is available in Elecsys’ proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on August 15, 2014. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Elecsys Corporation, 846 N. Mart-Way Court, Olathe, Kansas 66061, Attention: Investor Relations. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Elecsys’ shareholders in connection with the proposed merger will be set forth in the preliminary proxy statement when it is filed with the SEC.

#  #  #

Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com